As filed with the Securities and Exchange Commission on April 24, 2003

Registration No. 333-43245

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENERGEN CORPORATION

(Exact name of registrant as specified in its charter)

Alabama	63-0757759
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

605 Richard Arrington Jr. Blvd. North, Birmingham, Alabama 35203-2707

(205) 326-2700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

J. DAVID WOODRUFF

Energen Corporation

605 Richard Arrington Jr. Blvd. North

Birmingham, Alabama 35203-2707

(205) 326-2700

(name, address, including zip code and telephone number, including area code, of agent for service)

The commission is requested to send copies of all communications to:

John K. Molen

Bradley Arant Rose & White LLP

One Federal Place

1819 Fifth Avenue North

Birmingham, Alabama 35203

(205) 521-8238

Approximate date of commencement of proposed sale to the public:    From time to time after this Registration Statement becomes effective as the Registrant may determine.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☒

Pursuant to Rule 429 under the Securities Act of 1933, as amended, the Prospectus contained herein also relates to securities of the Registrant previously registered on Form S-3 (Registration No. 333-11239).

The registrant hereby amends this registration statement on such dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE

This registration statement contains a base prospectus covering the offering, issuance and sale of the following securities of Energen Corporation, an Alabama corporation (the “Corporation”): (i) its notes, debentures or other evidences of unsecured indebtedness (the “Debt Securities”), and (ii) shares of common stock, par value $.01 per share (the “Equity Securities”). The specific terms of the securities to be offered will be set forth in a prospectus supplement relating to such securities. In addition, this registration statement contains a form of prospectus supplement covering the offering, issuance and sale of common stock from time to time in “at the market” offerings. The amount of common stock of the Corporation sold in such “at the market” offerings will be limited to an aggregate public offering price of up to $75,000,000, which amount does not exceed ten percent (10%) of the aggregate market value of the Corporation’s common stock held by non-affiliates as of a date within sixty (60) days prior to the filing of this post-effective amendment no. 1 to the registration statement. The Corporation has entered into a sales agreement with Cantor Fitzgerald & Co. respecting “at the market” offerings of up to 1,000,000 shares of common stock pursuant to this registration statement.

This registration statement originally covered up to $400,000,000 of securities issuable by the Corporation. As of the date hereof, the Corporation has sold $250,000,000 of securities originally covered by this registration statement, and, accordingly, this registration statement now covers $150,000,000 of securities issuable by the Corporation.

SUBJECT TO COMPLETION

PROSPECTUS SUPPLEMENT DATED             , 2003

(TO PROSPECTUS DATED             , 2003)

[ENERGEN LOGO]

[            ] SHARES

ENERGEN CORPORATION

COMMON STOCK

(par value $0.01 per share)

This prospectus supplement relates to the issuance and sale of shares of our common stock from time to time through our sales agent, Cantor Fitzgerald & Co. We may offer shares of common stock with an aggregate public offering price of up to ten percent (10%) of the aggregate market value of our common stock held by non-affiliates on the date of the accompanying prospectus. These sales, if any, will be made pursuant to the terms of the sales agreement between us and the sales agent, the form of which is an exhibit to the registration statement of which the accompanying prospectus is a part and is incorporated herein by reference.

Our common stock trades on the New York Stock Exchange under the symbol “EGN.” Sales of shares of our common stock under this prospectus supplement, if any, may be made in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act, including sales made directly on the New York Stock Exchange, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange. We refer to these types of sales as at-the-market transactions. The sales agent will make all sales using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between the sales agent and us. On             , 2003, the last reported sales price of our common stock on the NYSE Composite Transaction Tape was $             per share.

The compensation to the sales agent for sales of common stock sold pursuant to the sales agreement shall be 3% of the gross proceeds of sales price per share. The net proceeds from any sales under this prospectus supplement will be used as described under “Use of Proceeds” in the accompanying prospectus.

In connection with the sale of common stock on our behalf, the sales agent may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of the sales manager may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the sales manager against certain liabilities, including liabilities under the Securities Act.

You should read this prospectus supplement and the accompanying prospectus carefully before you invest. These documents contain information you should consider when making your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

CANTOR FITZGERALD & CO.

(Logo)

The date of this prospectus supplement is             , 2003.

This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PROSPECTUS DATED        , 2003

PROSPECTUS

$400,000,000

ENERGEN CORPORATION

DEBT SECURITIES

COMMON STOCK

By this prospectus, we may offer, from time to time:

•	shares of our common stock; and

•	our unsecured debt securities.

We will provide the specific terms of each issuance of these securities in supplements to this prospectus at the time of the offering of the securities. We may refer to our common stock herein as the “Equity Securities,” and the Debt Securities and the Equity Securities collectively as the “Offered Securities.” You should read this prospectus and any supplement carefully before you decide to invest.

This prospectus may not be used to consummate sales of the Offered Securities unless it is accompanied by a prospectus supplement.

The New York Stock Exchange lists our common stock under the symbol “EGN.”

We may sell these securities to or through underwriters, dealers or agents, or directly to investors on our own behalf.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is         , 2003.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE FILED A REGISTRATION STATEMENT RELATING TO THESE SECURITIES WHICH HAS BEEN DECLARED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO SECTION 8(a) OF THE SECURITIES ACT OF 1933. AN ACCOMPANYING PROSPECTUS SUPPLEMENT AND THIS PROSPECTUS WILL BE DELIVERED TO PURCHASERS OF THESE SECURITIES. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf process, we may, from time to time, sell the securities described in this prospectus or combinations thereof in one or more offerings with a maximum aggregate offering price of up to $400,000,000. As of the date hereof, we have sold $250,000,000 of securities originally covered by this prospectus, and, accordingly, this prospectus now covers $150,000,000 of securities issuable by Energen Corporation. This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change any information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

We may use this prospectus to offer from time to time:

•	shares of our common stock, par value $.01 per share (the “Equity Securities”); and

•	our unsecured debt securities (the “Debt Securities”).

We sometimes refer to the Equity Securities and the Debt Securities collectively as the “Offered Securities.” Unless the context otherwise requires, all references to “we,” “us” or the “Corporation” in this prospectus or any prospectus supplement refers to Energen Corporation and its subsidiaries.

For more detailed information about the Offered Securities, you should also read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

ABOUT OUR BUSINESS

The following is a short summary of our business. You should carefully read our Annual Report on Form 10-K for the year ended December 31, 2002 for more information on our business and the risks involved in investing in our Equity and Debt Securities.

Energen Corporation is a Birmingham-based diversified energy holding company engaged primarily in the acquisition, development, exploration and production of oil, natural gas and natural gas liquids in the continental United States and in the purchase, distribution and sale of natural gas, principally in central and north Alabama. We conduct our oil and gas development, exploration and production activities through our natural resources subsidiary, Energen Resources Corporation. Our utility subsidiary, Alabama Gas Corporation (Alagasco), is the largest natural gas distributor in the State of Alabama.

We were incorporated in 1978 in connection with the reorganization of Alagasco. Alagasco was formed in 1948 by the merger of Alabama Gas Company into Birmingham Gas Company. Alagasco became a public company in 1953. Energen Resources was formed in 1971 as a subsidiary of Alagasco and became our subsidiary in the subsequent reorganization.

Energen, Energen Resources and Alagasco are all incorporated under the laws of Alabama, and our executive offices are located at 605 Richard Arrington Jr. Blvd. North, Birmingham, Alabama 35203 and our telephone number is (205) 326-2700.

Energen Resources Corporation

Our oil and gas operations focus on increasing production and adding proved reserves through the acquisition and exploitation of oil and gas properties with varying levels of development potential. To a lesser extent, we explore for and develop new reservoirs, primarily in areas in which we already are located. We also provide operating services in the Black Warrior Basin in Alabama for our partners and various third parties. All of our current oil and gas operations are located in the continental United States.

As of December 31, 2002, our inventory of proved oil and gas reserves totaled 1,262.9 billion cubic feet equivalent. Substantially all of our reserves are located in the San Juan Basin in New Mexico, the Black Warrior Basin in Alabama, the Permian Basin in west Texas, and the north Louisiana/east Texas region. Our reserve base is conservative in nature. We classify more than 82 percent of our December 31, 2002 reserves as proved developed. In addition, the reserve base is long-lived, with a reserves-to-production ratio of 16 at December 31, 2002. Natural gas represents approximately 64 percent of our proved reserves, with oil representing approximately 24 percent and natural gas liquids comprising the balance.

Alabama Gas Corporation

We are the largest natural gas distribution utility in the State of Alabama. We purchase natural gas through interstate and intrastate marketers and suppliers and distribute the purchased gas through our distribution facilities for sale to residential, commercial and industrial customers and other end-users of natural gas. We also provide transportation services to industrial and commercial customers located on our distribution system. These transportation customers, using us as their agent or acting on their own, purchase gas directly from producers, marketers or suppliers and arrange for the delivery of the gas into our distribution system. We charge a fee to transport this customer-owned gas through our distribution system to our customers’ facilities. Our business is highly seasonal since a material portion of our total sales and delivery volumes is to customers whose usage varies depending upon temperature. Our present rate structure, however, includes a temperature adjustment to customers’ monthly bills which is designed to mitigate the effect of departures from normal temperature on our earnings.

Our service territory is located in central and parts of north Alabama and includes approximately 188 cities and communities in 28 counties. The aggregate population of the counties we serve is estimated to be 2.3 million people. The cities we serve include Birmingham, the center of the largest metropolitan area in Alabama, and Montgomery, the state capital. We are subject to the jurisdiction of the Alabama Public Service Commission. During 2002, we served an average of 425,630 residential customers and 35,601 commercial, industrial and transportation customers. Our distribution system includes approximately 9,723 miles of main and more than 11,395 miles of service lines, odorization and regulation facilities, and customer meters.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges for each of the periods indicated:

	YEAR ENDED DECEMBER 31,	THREE MONTHS ENDED	YEAR ENDED SEPTEMBER 30,
	2002[1]	12/31/01[2]	2001	2000	1999	1998
Ratio of Earnings to Fixed Charges	2.95	1.01	2.81	2.47	2.06	2.00

The ratios of earnings to fixed charges were computed by dividing earnings as adjusted for fixed charges. For this purpose, earnings represent net income applicable to common stock, plus applicable income taxes and fixed charges. Fixed charges represent interest expense, capitalized interest and amortization of debt expense.

1 During 2001, we changed our fiscal year end from September 30 to December 31, and consequently the figure reported for 2002 is for the year ended December 31, 2002.

2 During 2001, we changed our fiscal year end from September 30 to December 31, and consequently have a three-month period ended December 31, 2001 to report separately.

USE OF PROCEEDS

Except as may otherwise be described or referred to in a Prospectus Supplement, the Corporation intends to use the net proceeds from the sale of the Offered Securities for general corporate purposes, including the Corporation’s working capital needs, the funding of investments in, or extensions of credit to, its subsidiaries, the possible acquisition of other corporations or their assets or liabilities, including the acquisition of natural gas and oil properties and the reduction of short-term or other outstanding indebtedness. Pending such use, the Corporation may temporarily invest the net proceeds. The Corporation may, from time to time, engage in additional capital financings of a character and in amounts to be determined by the Corporation in light of its need at such time or times and in light of prevailing market conditions.

DESCRIPTION OF DEBT SECURITIES

The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any applicable Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any applicable Prospectus Supplement (the “Offered Debt Securities”) and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Offered Debt Securities.

The Debt Securities will be issued under an Indenture (the “Indenture”) between the Corporation and The Bank of New York (the “Trustee”). A copy of the Indenture is filed as an exhibit to this Registration Statement. The following summaries of the Debt Securities and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the applicable definitions therein of certain terms used in this Prospectus. All capitalized terms not defined in this Prospectus shall have the definitions ascribed to them in the Indenture. Copies of the Indenture are available for inspection during normal business hours at the principal office of the Corporation or at the corporate trust office of the Trustee.

General

The Debt Securities will be direct, unsecured obligations of the Corporation and will rank pari passu with all outstanding unsecured senior indebtedness of the Corporation. The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provides that Debt Securities may be issued thereunder from time to time in one or more series. All securities issued under the Indenture will rank equally and ratably with all other securities to be issued under such Indenture.

The Debt Securities will be obligations exclusively of the Corporation. Since substantially all of the operations of the Corporation are conducted through its subsidiaries, principally Alagasco and Energen Resources, the Corporation’s cash flow and consequently its ability to service debt is dependent upon the cash flow of its subsidiaries and the payment of funds by those subsidiaries in the form of dividends.

The Prospectus Supplement and any related Pricing Supplement will describe certain terms of the Offered Debt Securities, including: (1) the title of the Offered Debt Securities; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the date or dates on which the principal of the Offered Debt Securities is payable; (4) the rate or rates per annum (which may be fixed or variable) at which the Offered Debt Securities will bear interest, if any, or any method by which such rate or rates shall be determined, and the date or dates from which such interest will accrue; (5) the date or dates on which interest, if any, on the Offered Debt Securities will be payable and the Regular Record Dates for any such Interest Payment Dates; (6) each office or agency where the principal of, and premium, if any, and any interest on the Offered Debt Securities will be payable and may be surrendered for registration of transfer or exchange; (7) the period or periods within which, the price or prices at which, and the terms and conditions upon which the Offered Debt Securities may be redeemed, in whole or in part, at the option of the Corporation; (8) the obligation, if any, of the Corporation to redeem or purchase the Offered Debt Securities pursuant to any sinking fund or similar provisions or at the option of a Holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Debt Securities will be redeemed or purchased, in whole or in part, pursuant to any such obligation; (9) whether the Offered Debt Securities are to be issued in whole or in part in the form of one or more global notes, and, if so, the identity of the depositary for such global notes and the terms and conditions, if any, on which interests in such global notes may be exchanged for the individual securities represented thereby; (10) whether the Offered Debt Securities are to be issued with original issue discount within the meaning of section 1273(a) of the Internal Revenue Code of 1986, as amended (the

“Code”), and the regulations thereunder and the amount of such discount; (11) the obligations or instruments which shall be considered to be Eligible Obligations in respect of Offered Debt Securities denominated in any currency other than United States Dollars or in a composite currency, and any additional or alternative provisions for the reinstatement of the Corporation indebtedness in respect of Offered Debt Securities after the satisfaction and discharge thereof; (12) any provisions for payment of additional amounts for taxes, and any provisions for redemption in the event the Corporation must comply with withholding tax or other tax reporting requirements in respect of an Offered Debt Security other than a Floating Rate Security (“Affected Security”) or must pay such additional amounts in respect of any Offered Debt Security; (13) any index used to determine the amount of payment of principal of, and premium, if any, and any interest on the Offered Debt Securities; (14) the applicable Overdue Rate, if any; (15) any addition to, or modification or deletion of, any Events of Default or covenants provided for with respect to the Offered Debt Securities; (16) if the principal of or premium, if any, or interest, if any, on the Offered Debt Securities are to be payable, at the election of the Corporation or a Holder thereof, in a coin or currency other than that in which the Debt Securities are stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made; (17) the currency or currencies, including composite currencies, in which payment of the principal of and premium, if any, and interest, if any, on the Offered Debt Securities shall be payable (if other than the currency of the United States); (18) if the principal of or premium, if any, or interest on the Offered Debt Securities are to be payable, or are to be payable at the election of the Corporation or a Holder thereof, in securities or other property, the type and amount of such securities or other property, or the method by which such amount shall be determined, and the period or periods within which, and the terms and conditions upon which, any such election may be made; (19) the terms, if any, pursuant to which the Offered Debt Securities may be converted into or exchanged for shares of capital stock or other securities of the Corporation; and (20) any other terms and provisions of the Offered Debt Securities which are not inconsistent with the Indenture.

Unless otherwise provided in the Prospectus Supplement or a Pricing Supplement, the Debt Securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof.

Debt Securities may be issued as Discount Securities to be sold at a substantial discount below their principal amount. Discount Securities mean any Debt Securities issued with “original issue discount” within the meaning of Section 1273(a) of the Code and the regulations thereunder. Special United States income tax and other considerations applicable to Discount Securities will be described in any applicable Prospectus Supplement relating thereto. Discount Securities may provide for the declaration of acceleration of the Maturity of an amount less than the principal amount thereof upon the occurrence of an Event of Default and the continuation thereof.

The Indenture provides that all Debt Securities of any one series need not be issued at the same time and that the Corporation may, from time to time, issue additional Debt Securities of a previously issued series. In addition, the Indenture provides that the Corporation may issue Debt Securities with terms different from those of any other series of Debt Securities and, within a series of Debt Securities, terms (such as interest rate or manner in which interest is calculated, original issue date, redemption provisions and maturity date) may differ.

Certain Conditions for Issuance of Additional Indebtedness

Pursuant to Section 234 of the Constitution of Alabama of 1901, the bonded indebtedness of Alabama corporations may not be increased without the consent of shareholders. The Corporation is presently authorized to issue, without further shareholder approval, bonded indebtedness in an amount which, when added to the bonded indebtedness then outstanding, does not exceed the greater of (i) $750,000,000 or (ii) one hundred fifty percent (150%) of the total shareholders’ equity of the Corporation as reflected in the consolidated financial statements of the Corporation as of the end of the Corporation’s most recently completed fiscal quarter.

Global Notes

If the Prospectus Supplement so provides, the Offered Debt Securities of a series may be issued in whole or in part in the form of one or more Global Notes that will be deposited with or on behalf of a depositary located in the United States identified in any applicable Prospectus Supplement relating to such series. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Note. The specific terms of the depositary arrangement with respect to any Offered Debt Securities of a series will be described in any applicable Prospectus Supplement relating to such series.

Payment and Paying Agents

Except as may be provided in the applicable Prospectus Supplement, interest, if any, on each Debt Security payable on each Interest Payment Date will be paid to the person in whose name such Debt Security is registered as of the close of business on the Regular Record Date relating to such Interest Payment Date. However, if there has been a default in the payment of interest on any Debt Security, such defaulted interest may be payable to the Holder of such Debt Security as of the close of business on a date selected by the Trustee not more than 15 days and not less than 10 days prior to the date proposed by the Corporation for payment of such defaulted interest.

Unless otherwise indicated in any applicable Prospectus Supplement, principal of, and premium and interest, if any, on the Debt Securities will be payable at the office of the Trustee designated for such purpose or at any paying agent maintained by the Corporation for such purpose, except that at the option of the Corporation payment of any interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register, or (ii) by wire transfer to an account maintained by the Person entitled thereto. The Corporation may appoint one or more Paying Agents and may remove any Paying Agent, all in its discretion.

The transfer of the Debt Securities may be registered, and the Debt Securities may be exchanged for other Debt Securities of authorized denominations and of like tenor and aggregate principal amount at the office of the Trustee designated for such purpose or at any paying agency maintained by the Corporation for such purpose. The Corporation may appoint one or more additional security registrars or transfer agents and may remove any security registrar or transfer agent, all in its discretion. The applicable Prospectus Supplement will identify any additional security registrar or transfer agent appointed.

No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Corporation will not be required (a) to issue, register the transfer of or exchange Debt Securities during the period of 15 days prior to giving any notice of redemption or (b) to issue, register the transfer of or exchange any Debt Security selected for redemption in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part.

All moneys paid by the Corporation to the Trustee or a Paying Agent for the payment of principal of, and premium, if any, and any interest on any Debt Securities which remain unclaimed at the end of two years after such principal, premium or interest shall become due and payable will be repaid, subject to applicable laws of escheat, to the Corporation, and the Holder of such Debt Securities will thereafter look only to the Corporation for payment thereof.

Redemption

Any terms for the optional or mandatory redemption of the Offered Debt Securities will be set forth in the applicable Prospectus Supplement. In accordance with the terms of the Indenture, Debt Securities will be redeemable only upon notice, by mail, not less than 30 nor more than 60 days prior to the date fixed for redemption and, if less than all of the Debt Securities of any series are to be redeemed, the particular Debt Securities will be selected by the Security Registrar by such method as the Trustee deems fair and appropriate.

Any notice of optional redemption may state that such redemption shall be conditional upon the receipt by the Trustee, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of and premium and interest, if any, on such Debt Securities and that if such money has not been so received, such notice will be of no force or effect and the Corporation will not be required to redeem such Debt Securities.

Events of Default

The following are Events of Default under the Indenture with respect to the Debt Securities of a series: (a) failure to pay any interest on any Debt Security of that series within 30 days after the same becomes due and payable; (b) failure to pay the principal of or premium, if any, on any Debt Security of that series within three business days after the same becomes due and payable; (c) failure to perform, or breach of, any other covenant or warranty of the Corporation in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of one or more series of Debt Securities other than such series), continued for 90 days after written notice by the Trustee to the Corporation or by the Holders of at least 25% in principal amount of all Outstanding Debt Securities of such series to the Corporation and the Trustee as provided in the Indenture; (d) certain events involving bankruptcy, insolvency, conservatorship, receivership or reorganization of the Corporation or Alagasco or Energen Resources, whether voluntary or involuntary; (e) a default under any other indebtedness of the Corporation or Alagasco or Energen Resources or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of the Corporation or Alagasco or Energen Resources, in each case aggregating in excess of $10,000,000, which default constitutes a failure to pay any portion of the principal of such indebtedness when due or results in the acceleration of the maturity of such indebtedness, unless within a period of 10 days after written notice of such default has been given to the Corporation by the Trustee or to the Corporation and the Trustee by the Holders of at least 10% in principal amount of the Outstanding Debt Securities of any series, such indebtedness has been discharged or such acceleration has been rescinded or annulled; and (f) any other Event of Default provided for with respect to Debt Securities of that series.

Except as described in (d) and (e) above, no Event of Default with respect to the Debt Securities of one series necessarily constitutes an Event of Default with respect to the Debt Securities of any other series issued under the Indenture.

Remedies

If any Event of Default with respect to the Debt Securities of any series occurs and is continuing, either the Trustee or the Holders of at least 33% in aggregate principal amount of all the Outstanding Debt Securities of that series may declare the principal amount of all the Outstanding Debt Securities of that series to be due and payable immediately; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Debt Securities, the Trustee or the Holders of not less than 33% in aggregate principal amount of the Outstanding Debt Securities of all such series, considered as one class, may make such declaration of acceleration and not the Holders of the Debt Securities of any one of such series.

The Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series may, on behalf of all Holders of the Debt Securities of that series, waive any past default and its consequences under the Indenture with respect to the Debt Securities of that series, except a default in the payment of principal or premium or interest, if any, on any Debt Security of that series, or in respect of a provision of the Indenture which cannot be amended or modified without the consent of the Holder of each Outstanding Debt Security of the series affected.

At any time after the declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for the payment of money due has been obtained, the Event or Events of Default giving rise to such declaration of acceleration shall, without further act, be deemed to have been waived, and such declaration and its consequences shall, without further act, be deemed to have been rescinded and annulled if (a) the Corporation has paid or deposited with the Trustee a sum sufficient to pay (1) all overdue interest on all of such Debt Securities; (2) the principal of and premium, if any, on any of such Debt Securities which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such Debt Securities; (3) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate or rates prescribed therefor in such Debt Securities; (4) all amounts due to the Trustee under the Indenture; and (b) any other Events of Default with respect to the Debt Securities of such series, other than the nonpayment of the principal of such Debt Securities which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture.

Miscellaneous Rights and Obligations of Trustee

The Indenture provides that, subject to the duty of the Trustee during the continuance of an Event of Default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity. Subject to such provisions for the indemnification of the Trustee and subject to certain other limitations, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Debt Securities, the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of all such series, considered as one class, will have the right to make such direction, and not the Holders of the Debt Securities of any one of such series; and provided, further, that (a) such direction will not be in conflict with any rule of law or with the Indenture and would not involve the

Trustee in personal liability in circumstances where reasonable indemnity would not, in the Trustee’s sole discretion, be adequate, (b) the Trustee shall not have determined that the action so directed would be unjustly prejudicial to the Holders not taking part in such direction and, (c) the Trustee may take any other action it deems proper which is not inconsistent with such direction. The right of a Holder of any Debt Security of such series to institute a proceeding with respect to the Indenture is subject to certain conditions precedent, but each Holder has an absolute right to receive payment of principal and premium and interest, if any, when due and to institute suit for the enforcement of any such payment. The Indenture provides that the Trustee, within 90 days after the occurrence of any default thereunder with respect to the Debt Securities of a series, is required to give the Holders of the Debt Securities of such series notice of any default known to it, unless cured or waived; provided, however, that, except in the case of a default in the payment of principal of or premium or interest, if any, on any Debt Securities of such series, the Trustee may withhold such notice if the Trustee determines that it is in the interest of such Holders to do so; and, provided, further, that in the case of an Event of Default of the character specified above in clause (c) under “Events of Default,” no such notice shall be given to such Holders until at least 75 days after the occurrence thereof.

The Corporation is required to furnish to the Trustee annually a statement as to the performance by the Corporation of certain of its obligations under the Indenture and as to any default in such performance. The Corporation is also required to notify the Trustee of any Event of Default within 10 days after certain of its officers obtain actual knowledge thereof.

Modification, Waiver and Amendment

Certain modifications and amendments of the Indenture may be made by the Corporation and the Trustee without the consent of the Holders, including those which: (a) evidence the assumption by any successor to the Corporation of the Corporation’s obligations under the Indenture or with respect to the Debt Securities; (b) add to the covenants of or surrender any rights of the Corporation under the Indenture; (c) add any Events of Default, in addition to those specified in the Indenture, with respect to all or any series of Outstanding Debt Securities; (d) change or eliminate any provision of the Indenture or add any new provision to the Indenture; provided, however, that if such change, elimination or addition will materially and adversely affect the interests of Holders of Debt Securities of any series, such change, elimination or addition will become effective with respect to such series only when there is no Debt Security of such series remaining outstanding under the Indenture; (e) provide collateral security for the Debt Securities; (f) establish the form or terms of Debt Securities of any series; (g) evidence the appointment of a successor Trustee with respect to the Debt Securities of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one trustee; (h) provide for the procedures required to permit the utilization of a noncertificated system of registration for all or any series of Debt Securities; (i) subject to certain conditions, change the place where Debt Securities may be transferred, exchanged or paid; or (j) cure any ambiguity or inconsistency or make any other provisions with respect to matters and questions arising under the Indenture, provided such provisions shall not adversely affect the interests of the Holders of Debt Securities of any series in any material respect.

Without limiting the generality of the foregoing, if the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), is amended after the date of the Indenture to require changes to the Indenture or the incorporation therein of additional provisions or permit changes to, or the elimination of, provisions which at the date of the Indenture are required by the Trust Indenture Act to be contained in the Indenture, the Corporation and the Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to effect or reflect any such change, incorporation or elimination.

Modifications of and amendments to the Indenture may be made by the Corporation and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment voting separately; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal or interest on, any Debt Security; (b) reduce the principal amount thereof or the rate of interest thereon or any premium payable upon redemption thereof; (c) reduce the amount of the principal of Discounted Securities that would be due and payable upon a declaration of acceleration of the maturity thereof; (d) change the coin or currency in which any Debt Security or any premium or the interest thereon is payable; (e) impair the right to institute suit for the enforcement of any such payment; (f) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; (g) reduce the requirements for quorum or voting; or (h) modify the provisions of the Indenture relating to the modification of the Indenture, or the circumstances under which the Holders may waive past defaults by and certain covenants of the Corporation except to increase the percentages in principal amount referred to therein.

The Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of all series with respect to which a certain covenant or restriction has been specified, may, on behalf of all Holders of Debt Securities waive compliance by the Corporation with certain covenants of the Indenture. The Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series may, on behalf of all Holders of Debt Securities of that series (a) waive any past default under the Indenture with respect to Debt Securities of that series, except a default (i) in the payment of principal, premium, if any, or interest on any Debt Security, or (ii) in respect of a covenant or provision that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby, and (b) waive any Event of Default resulting in acceleration of such Debt Securities in specified circumstances.

Consolidation, Merger and Sale of Assets

The Indenture provides that the Corporation shall not consolidate with or merge into any other corporation, association, company, joint stock company, limited liability company or business trust (the “Successor Corporation”) or convey, transfer or lease its properties and assets substantially as an entity to any Person unless (i) the Successor Corporation into which the Corporation is merged or into which it is consolidated or the Person to which substantially all of the Corporation’s assets or properties are conveyed, transferred or leased, is a Person organized under the laws of the United States, any state thereof or the District of Columbia, and expressly assumes by means of a supplemental indenture the due and punctual payment of the principal (and premium, if any) and interest on all the Outstanding Debt Securities and the performance of every covenant of the Corporation in the Indenture; (ii) upon the occurrence of such a transaction, treating any indebtedness for borrowed money which becomes an obligation of the Corporation as a result of such transaction as having been incurred by the Corporation at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall occur or be continuing; and (iii) the Corporation or the Successor Corporation or Person delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that the consolidation, merger, conveyance, transfer or lease and the supplemental indenture complies with the Indenture and all conditions precedent for such transaction in the Indenture have been complied with.

Certain Covenants

Maintenance of Property. The Corporation will cause (or, with respect to property owned in common with others, make reasonable effort to cause) all its properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order and will cause (or with respect to property owned in common with others, make reasonable effort to cause) to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as, in the judgment of the Corporation, may be necessary so that the business carried on in connection therewith may be properly conducted; provided, however, that the foregoing shall not prevent the Corporation from discontinuing, or causing the discontinuance of, the operation and maintenance of any of its properties if such discontinuance, in the judgment of the Corporation, (a) is desirable in the conduct of its business and (b) will not adversely affect the interests of the Holders of Debt Securities of any series in any material respect.

Corporate Existence. Subject to the rights of the Corporation described under “Consolidation, Merger and Sale of Assets,” the Corporation will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and rights (charter and statutory) and franchises of the Corporation; provided, however, that the Corporation shall not be required to preserve any such right or franchise if, in the judgment of the Corporation (a) preservation thereof is no longer desirable in the conduct of the business of the Corporation and (b) the failure to preserve any such right or franchise will not adversely affect the interests of the Holders of Debt Securities of any series in any material respect.

Restriction on Liens. The Corporation will not create, assume, incur or suffer to exist any mortgage, lien, pledge, charge or encumbrance of any kind (other than “Excepted Encumbrances”) upon property of the Corporation (other than “Excepted Property”) to secure indebtedness without effectively providing that the Debt Securities shall be secured equally and ratably with the indebtedness secured by such mortgage, lien, pledge, charge or encumbrance. Subject to the next succeeding sentence, the foregoing restriction shall not apply to (1) pledging of any assets of the Corporation as security for payment of taxes or other similar charges in connection with a good faith contest by the Corporation as to its liability for such payment; (2) pledging of any assets of the Corporation to secure a stay or discharge in connection with a legal proceeding in which the Corporation or a subsidiary is a party or for the purpose of obtaining insurance coverage or other surety obligations providing for securing such stay or discharge in the event such stay or discharge should be required; (3) making deposits or providing security in connection with tenders, redemptions, contracts or leases to which the Corporation is a party or deposits for the purpose of terminating obligations under an indenture; (4) pledging of assets in connection with the incurrence of indebtedness in aggregate principal amount not exceeding 5% of the assets of the Corporation as presented in the financial statements of the Corporation contained in the most recently filed report on Form 10-K or 10-Q (or successor forms thereto) filed with the Commission at the time of such pledge; (5) liens, pledges, security interests or other encumbrances on property, stock or indebtedness of any corporation existing at the time such corporation becomes a subsidiary of or is merged into the Corporation, or existing at the time of acquisition of such property or stock by the Corporation; (6) incurring liens, licenses, pledges, security interests or other encumbrances to secure payment of all or a part of the price of acquisition, construction or improvement of property or stock acquired by the Corporation or to secure any indebtedness incurred by the Corporation prior to, at the time of, or within 180 days after the later of the acquisition or completion of construction where the secured debt is incurred for the purpose of financing all or any part of the purchase price of such property or construction or improvements thereon; (7) liens, pledges, security interests or other encumbrances on property of the Corporation created in favor of a government or any political subdivision or instrumentality thereof, to secure partial progress, installment, advance or other payments pursuant to any contract or statute or to secure any indebtedness or other obligation incurred for the purpose of financing all or any part of the purchase price or the cost of construction of property subject to the encumbrance; or (8) any extension, renewal or replacement of any lien or encumbrance referred to above, provided that the principal amount of the indebtedness secured thereby is not increased and the lien or security interest securing the indebtedness is not extended to cover additional property. Notwithstanding the foregoing, in no event shall the Corporation create, assume, incur or suffer to exist pursuant to the foregoing clauses (1) and (3) through (8) any mortgage, lien, pledge, charge or encumbrance on the capital stock of either of Alagasco or Energen Resources directly or indirectly owned by the Corporation. The term “Excepted Encumbrances” means liens for taxes, assessments or governmental charges not delinquent; liens securing indebtedness existing in or relating to real estate acquired for right-of-way purposes; easements or reservations in property of the Company by statute or ordinance; liens and charges incidental to current construction activities; obligations or duties created or imposed by municipalities or other public authority affecting property of the Company; rights reserved to or vested in any municipality or public authority to control or regulate the Company or use of its property; irregularities or deficiencies of title with respect to rights-of-way; and leases made or existing in the ordinary course of business of the Company. The term “Excepted Property” generally means certain property or equipment of the Corporation used in the ordinary course of business, including current assets, vehicles, certain inventories and equipment, as more particularly defined in the Indenture, and excludes capital stock issued by Alagasco and Energen Resources.

Restriction on Sale-Leaseback Transactions. The Corporation will not enter into any arrangement providing for the lease to the Corporation of any property of the Corporation (except for temporary leases for a term, including any renewal thereof, of not more than three years), which property has been or is to be sold or transferred by the Corporation to the lessor unless the proceeds of such sale are at least equal to the fair value of such property and either: (i) the Corporation would be entitled, under the sub-caption “Restriction on Liens,” to create, assume, incur or suffer to exist a mortgage, lien, pledge, charge or encumbrance to secure indebtedness on the property to be leased without equally and ratably securing the Offered Securities; or (ii) the Corporation shall, or covenants that it will, within 120 days of the effective date of any such arrangement (or in the case of clause (a) below, within six months thereafter pursuant to a commitment entered into within such 120 day period), apply an amount not less than the fair value of such property to any one or more of (a) the optional redemption of, or the purchase and retirement of, the Debt Securities, or (b) the payment or other retirement of Funded Debt (as defined therein) incurred or assumed by the Corporation which ranks pari passu with the Debt Securities (other than Funded Debt owned by the Corporation), or (c) the purchase at not more than the fair value of property by the Corporation (other than property of the Corporation involved in such sale).

Satisfaction and Discharge; Defeasance

The Indenture, with respect to any and all series of Debt Securities (except for certain specified surviving obligations) will be discharged and canceled upon the satisfaction of certain conditions, including: (a) the payment in full of the principal of (and premium, if any) and interest on all series of the Debt Securities or the deemed payment in full of such Debt Securities, as described below; (b) the payment by the Corporation of all other sums required under the Indenture; and (c) the delivery of a certificate by the Corporation to the Trustee stating that all conditions precedent relating to the satisfaction and discharge of the Indenture have been complied with.

In addition, the Corporation may at any time (i) terminate certain of its obligations under the Indenture with respect to Debt Securities of any series (“legal defeasance”) or (ii) terminate its obligations under certain covenants set forth in the Indenture with respect to Debt Securities of any series, including the provisions described above under “Certain Covenants—Restriction on Liens,” “—Restriction on Sale-Leaseback Transactions” and “Consolidation, Merger and Sale of Assets” (after which any omission to comply with such obligations shall not constitute a Default with respect to such Debt Securities) (“covenant defeasance”). To exercise either legal defeasance or covenant defeasance, the Corporation must irrevocably deposit in trust with the Trustee, for the benefit of the Holders, cash or Eligible Obligations, or a combination thereof, in such amounts as will be sufficient to pay the principal of and premium and interest, if any, due and to become due on the Debt Securities of such series on or prior to their redemption or maturity date in accordance with the terms of the Indenture and such Debt Securities; provided either (i) that such money or the proceeds of such Eligible Obligations shall have been on deposit with the Trustee for a period of at least 90 days, or (ii) that the Trustee shall have received an Opinion of Counsel to the effect that payments to Holders with such moneys as proceeds are not recoverable as a preference under any applicable United States federal or state law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors. The Corporation must also comply with certain other conditions, including the delivery of an opinion of counsel to the effect that the holders of such Debt Securities will not realize income, gain or loss for Federal income tax purposes as a result of such defeasance but will realize income, gain or loss on the Debt Securities, including payments of interest thereon, in the same manner and at the same times as would have been the case if such defeasance had not occurred. In the case of legal defeasance, the opinion of counsel must be accompanied by a ruling of the Internal Revenue Service issued to the Corporation, or based on a change in law or regulation occurring after the date of the Indenture.

Eligible Obligations include: (a) with respect to Debt Securities denominated in United States Dollars, Government Obligations (which include direct obligations of, or obligations unconditionally guaranteed by, the United States of America entitled to the benefit of the full faith and credit thereof and certificates, depository receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof); and (b) with respect to Debt Securities denominated in a currency other than United States Dollars or in a composite currency, such other obligations or instruments as shall be specified with respect to such Debt Securities, as contemplated by the Indenture.

Governing Law

The Debt Securities and the Indenture will be governed by, and construed in accordance with, the laws of the State of New York.

U.S. Federal Taxation

The Prospectus Supplement will contain a brief summary of the relevant United States federal income tax laws applicable to the Offered Debt Securities.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of (1) 75,000,000 shares of common stock, par value $0.01 per share, of which 34,853,073 shares were outstanding on February 28, 2003, and (2) 5,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding. The following description of our capital stock and related matters is qualified in its entirety by reference to our restated certificate of incorporation, the amendment to our restated certificate of incorporation designating our Series 1998 Junior Participating Preferred Stock, our bylaws and our rights agreement.

The following summary describes elements of our restated certificate of incorporation and bylaws.

Common Stock

General. Holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. The holders of common stock do not have cumulative voting rights in the election of directors. Holders of common stock are entitled to receive ratably dividends if, as and when dividends are declared from time to time by our board of directors out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock, as described below. Upon liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably the assets available for distribution to the shareholders after payment of liabilities and accrued but unpaid dividends and liquidation preferences on any outstanding preferred stock. The common stock has no preemptive or conversion rights and is not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the common stock. Holders of common stock do not have any right to subscribe to any additional securities which we may issue.

Special Vote Requirements for Certain Transactions. Our restated certificate of incorporation provides that certain specified transactions or a series of transactions with an “interested stockholder” require approval by the vote of the holders of at least 80% of the then outstanding shares of voting stock, except in cases in which either certain price criteria and procedural requirements are satisfied or the transaction is approved by a majority of our “disinterested” board members. A board member is considered disinterested if such member is neither affiliated with, nor a nominee of, the “interested stockholder” and was a board member prior to the time the “interested stockholder” became an “interested stockholder” (or the duly elected successor to such board member). The specified transactions include:

•	our merger or consolidation, or the merger and consolidation of any of our subsidiaries, with or into an “interested stockholder” or an affiliate of an “interested stockholder;”

•	the sale, lease, exchange, mortgage, pledge, transfer or other disposition of our assets with a value of $1,000,000 or more to an “interested stockholder” or an affiliate of an “interested stockholder;”

•	the issuance or transfer of our stock or other securities to an “interested stockholder” or an affiliate of an “interested stockholder” in exchange for cash, securities or other property having a value of $1,000,000 or more;

•	our adoption of any liquidation or dissolution proposal suggested by or on behalf of an “interested stockholder;” or

•	any reclassification of securities, recapitalization, merger or consolidation which has the effect of increasing an “interested stockholder’s” proportionate share of our outstanding equity securities.

Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns 10% or more of our voting stock.

Provisions with respect to our Board of Directors. Our restated certificate of incorporation provides that our board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of the board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for shareholders to change the composition of our board. At least two annual meetings must be held before a majority of the board of directors can be changed.

A majority of the remaining directors may fill vacancies on our board, other than those caused by an increase in the number of directors. Any director elected to fill such a vacancy is elected to serve until the next annual meeting of shareholders. Any directorship to be filled as a result of an increase in the number of directors may only be filled by election at an annual meeting or at a special meeting of shareholders called for such purpose unless Alabama law at such time permits the vacancy to be filled by a majority of the remaining directors.

        Unless otherwise provided in a corporation’s charter, Alabama law provides that a director, or the entire board of directors, may be removed by the shareholders at a meeting of shareholders expressly called for that purpose with or without cause by an affirmative vote of holders of a majority of our stock then entitled to vote on election of directors. However, our restated certificate of incorporation and bylaws provide that the affirmative vote of holders of at least 80% of our stock then entitled to vote on election of directors is required to remove a director or the entire board of directors from office.

Amendment. Our restated certificate of incorporation provides that the affirmative vote of the holders of at least 80% of our voting stock is required to amend certain provisions of our restated certificate of incorporation, including those provisions dealing with business combinations and classification of directors.

Possible Effects of Special Provisions. The provisions of our restated certificate of incorporation described above have the effect of making it more difficult to change the board of directors and may make the board of directors less responsive to shareholder control. Certain of these provisions also may tend to discourage acquisition attempts by third parties due to the additional time and expense involved and the greater possibility of failure. As a result, these provisions may decrease the likelihood of our acquisition by a potential purchaser or may decrease the price a potential purchaser would be willing to pay for our capital stock.

Preferred Stock Purchase Rights. Our board of directors adopted a rights agreement on July 27, 1998 designed to protect our shareholders from coercive or unfair takeover tactics. Under the terms of the rights agreement, each share of our common stock is accompanied by a right to purchase, until the earlier of July 27, 2008 or the date that we redeem all such rights, 1/100th of a share of Series 1998 Junior Participating Preferred Stock, par value $0.01 per share, at a purchase price of $70, subject to certain antidilution and other adjustments as provided in the rights agreement. Since July 27, 1998, we have issued all shares of our common stock with accompanying rights. Until certain conditions exist, the rights will be represented by the certificates for our common stock and will not be exercisable or transferable apart from the common stock certificates.

The rights agreement has certain anti-takeover effects, as it requires any person or group seeking to acquire us to condition their offer on the acquisition of a substantial number of shares. Otherwise, we will allow our shareholders to exercise their rights and cause substantial dilution to the person or group attempting to acquire us. The rights should not interfere with any merger or other business combination approved by our board since, among other things, our board may redeem all but not less than all of the then outstanding rights at $0.01 per right at any time until 10 days (subject to extension) following the date on which a person or group acquires 15% or more of our outstanding common stock. Our board’s right to redeem the outstanding rights are limited by certain circumstances more fully described in the Rights Agreement, dated as of July 27, 1998, between us and First Chicago Trust Company of New York, as Rights Agent. The Rights Agreement is an exhibit to our registration statement on Form 8-A, File No. 1-7810, dated July 10, 1998, which we incorporate by reference into this prospectus. See “Where You Can Find More Information.”

Limits on Dividends. We are subject to several indentures and other debt instruments which limit our ability to pay dividends. Under the most restrictive indenture or other debt instrument, we are required to maintain a consolidated tangible net worth of not less than $80,000,000. At December 31, 2001, we had a consolidated tangible net worth of approximately $473,978,000 and therefore, under the indenture restriction, we could make dividend payments of $393,978,000.

Registrar and Transfer Agent. The registrar and transfer agent for our common stock is EquiServe Trust Company, N.A.

Listing. Our common stock is listed on the New York Stock Exchange under the symbol “EGN.”

Preferred Stock

General. Our restated certificate of incorporation authorizes the board of directors to issue up to 5,000,000 shares of preferred stock, in one or more series, without further action by our shareholders. The board must set forth the designations, preferences and other rights, including voting rights, if any, in resolutions providing for the issuance of the preferred stock. We cannot determine what effect, if any, the authorization and issuance of preferred stock would have upon holders of our common stock until the board specifies the attributes of the preferred stock and the rights of the holders of the preferred stock. We speculate that such effects may include:

•	restrictions on dividends paid to holders of our common stock if we have not paid dividends on our preferred stock;

•	dilution of the voting power of our common stock to the extent the preferred stock is issued with voting rights, or is convertible into common stock;

•	dilution of the equity interest of our common stock, unless we redeem the preferred stock; and

•	limitations on the rights of holders of our common stock to share in our assets upon liquidation until we satisfy any liquidation preference granted to holders of the preferred stock.

Although our ability to issue preferred stock provides us with flexibility in connection with possible acquisitions and other corporate purposes, we could issue preferred stock as a means of impeding an attempt by a third party to acquire a majority of our outstanding voting stock.

Series 1998 Junior Participating Preferred Stock. In connection with the adoption of the Rights Agreement described above, on July 27, 1998 our board designated 750,000 shares of our authorized but unissued preferred stock as “Series 1998 Junior Participating Preferred Stock.” One share of Series 1998 Junior Participating Preferred Stock will be approximately equivalent to 100 shares of our common stock. Each 1/100th of one share of Series 1998 Junior Participating

Preferred Stock has the same dividend and voting rights as one full share of our common stock, except that, if dividend payments on the Series 1998 Junior Participating Preferred Stock are in arrears for six consecutive quarters, our ability to pay dividends on our common stock will be restricted, and holders of the Series 1998 Junior Participating Preferred Stock will have enhanced voting rights. In addition, each share of Series 1998 Junior Participating Preferred Stock has a minimum quarterly dividend equal to the greater of (1) $5.00 or (2) 100 times the aggregate per share dividend declared on our common stock since the last quarterly dividend date. Series 1998 Junior Participating Preferred Stock also has a liquidation preference and certain other rights preferential to our common stock. Pursuant to the Rights Agreement, we have issued rights to our shareholders, but such rights have not yet become exercisable and we have not issued any shares of Series 1998 Junior Participating Preferred Stock.

PLAN OF DISTRIBUTION

We may sell the Offered Securities pursuant to this prospectus and any accompanying prospectus supplements to or through one or more underwriters or dealers or we may sell the securities to investors directly or through agents. We may sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

To Underwriters

The applicable prospectus supplement will name any underwriter involved in a sale of Offered Securities. Underwriters may offer and sell Offered Securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of Offered Securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent.

Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

Unless otherwise provided in a prospectus supplement, the obligations of any underwriters to purchase particular Offered Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Offered Securities if any are purchased.

We may engage Cantor Fitzgerald & Co. to act as underwriter for an offering from time to time of our common stock in one or more placements. If we reach agreement with Cantor on a placement, including the number of shares of common stock to be offered in the placement and any minimum price below which sales may not be made, Cantor would agree to use its commercially reasonable efforts, consistent with its normal trading and sales practices, to try to sell such shares on such terms. Cantor could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act, including sales made directly on the New York Stock Exchange, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange. At-the-market offerings may not exceed 10% of the aggregate market value of our outstanding voting securities held by non-affiliates on a date within 60 days prior to the filing of the registration statement of which this prospectus is a part.

Through Agents

We will name any agent or dealer involved in a sale of securities, as well as any commission payable by us to such agent, in a prospectus supplement. Unless we indicate differently in the prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

General Information

Underwriters, dealers acting as principals and agents participating in a sale of securities may be deemed to be underwriters as defined in the Securities Act, and any commissions or discounts received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

Any of our Debt Securities, when issued, will be new issues of securities and will have no established trading market. Any underwriters that purchase our Debt Securities may make a market in the Debt Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We make no assurance as to the liquidity of, or the trading markets for, the Debt Securities.

LEGAL OPINIONS

The validity of the shares of common stock will be passed upon for us by Bradley Arant Rose & White LLP, Birmingham, Alabama. As of April 24, 2003, the partners and associates of Bradley Arant Rose & White LLP beneficially owned approximately 5,000 shares of our outstanding common stock.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Energen Corporation for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

FORWARD-LOOKING STATEMENTS

Certain statements contained in or incorporated by reference into this prospectus express expectations of future plans, objectives and performance with respect to us and our subsidiaries and constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, our forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. Some of these include, but are not limited to, economic and competitive conditions, inflation rates, legislative and regulatory changes, financial market conditions, future business decisions, and other uncertainties, all of which are difficult to predict. There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves and in projecting future rates of production and timing of development expenditures. The total amount or timing of actual future production may vary significantly from reserves and production estimates. In the event the Corporation is unable to fully invest its planned acquisition, development and exploratory expenditures, future operating revenues, production, and proved reserves could be negatively affected. The drilling of development and exploratory wells can involve significant risks, including those related to timing, success rates and cost overruns and these risks can be affected by lease and rig availability, complex geology and other factors. Although the Corporation makes use of futures, swaps and fixed-price contracts to mitigate risk, fluctuations in future oil and gas prices could affect materially our financial position and results of operation; furthermore, such risk mitigation activities may cause our financial position and results of operations to be materially different from results that would have been obtained has such risk mitigation activities not occurred. In addition, the Corporation cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A discussion of risks and uncertainties which could affect future results of the Corporation is also included in our periodic reports filed with the SEC.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at regional SEC offices in Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

We “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002; and
•	Our Definitive Proxy Statement on Schedule 14A filed on March 20, 2003.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

J. David Woodruff

Energen Corporation

605 Richard Arrington Jr. Blvd. North

Birmingham, Alabama 35203-2707

Phone: (205) 326-2700

You should rely only on the information contained or incorporated by reference in this prospectus. No one has been authorized to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell the shares in any jurisdiction where the offer to sell the shares is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the Securities and Exchange Commission that is incorporated in this prospectus by reference, is accurate only as of the date of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

ENERGEN CORPORATION

Common Stock

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.

The Registrant estimates that the expenses, other than underwriting commissions and discounts, to be incurred and borne by it in connection with the proposed sale of the Common Stock and Debt Securities will be as follows:

Registration fee (not including registration fees previously paid)	$108,704.00
*Listing fees	10,000.00
*Rating Agency fees	60,000.00
*Blue Sky expenses	7,500.00
*Transfer Agent’s fees	1,000.00
*Fees of Trustee, including counsel and authentication fee	7,500.00
*Printing expenses	20,000.00
*Legal fees and expenses	145,000.00
*Accounting fees	8,000.00
*Miscellaneous expenses	30,000.00

*Total expenses	$397,704.00

* Estimated

Item 15. Indemnification of Directors and Officers.

(a) Article XI of the Restated Certificate of Incorporation of the registrant provides as follows:

A director of the Corporation shall not be liable to the Corporation or its shareholders for money damages for any action taken, or failure to take action, as a director, except for (1) the amount of a financial benefit received by such director to which such director is not entitled; (ii) an intentional infliction of harm by such director on the Corporation or its shareholders; (iii) a violation of Section 10-2B-8.33 of the Code of Alabama of 1975 or any successor provision to such section; (iv) an intentional violation by such director of criminal law; or (v) a breach of such director’s duty of loyalty to the Corporation or its shareholders. If the Alabama Business Corporation Act, or any successor statute thereto, is hereafter amended to authorize the further elimination or limitation of the liability of a director of a corporation, then the liability of a director of the Corporation, in addition to the limitations on liability provided herein, shall be limited to the fullest extent permitted by the Alabama Business Corporation Act, as amended, or any successor statute thereto. The limitation on liability of directors of the Corporation contained herein shall apply to liabilities arising out of acts or omissions occurring subsequent to the adoption of this Article XI and, except to the extent prohibited by law, to liabilities arising out of acts or omissions occurring prior to the adoption of this Article XI. Any repeal or modification of this Article XI by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the liability of a director of the Corporation existing at the time of such repeal or modification.

(b) Section VI of the Bylaws of the registrant provides as follows:

“6.01	Indemnification—

(a)	The Corporation shall indemnify, to the fullest extent permitted by law, including, without limitation, the Alabama Business Corporation Act, any person who is or was a director or officer of the Corporation, and any director or officer of the Corporation (and any other person, as evidenced by a duly adopted resolution of the board of directors of the Corporation) who is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against liability or other expenses incurred in connection with the defense of any proceeding, or of any claim, issue or matter in such proceeding, in which such director, officer or other person is a party because such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation in one of the capacities referred to above. If the amount, extent, or quality of indemnification permitted by law should be in any way restricted after the adoption of these bylaws, then the Corporation shall indemnify such persons to the fullest extent permitted by law as in effect at the time of the occurrence of the omission or the act giving rise to the claimed liability with respect to which indemnification is sought.

(b)	The Corporation shall indemnify, to the same extent as provided in Section 6.01 (a) of these bylaws with respect to officers and directors of the Corporation, any employee of the Corporation, and any employee of the Corporation (and any other person, as evidenced by a duly adopted resolution of the board of directors of the Corporation) who is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against liability or other expenses incurred in connection with the defense of any proceeding, or of any claim, issue or matter in such proceeding, in which proceeding both such employee or other person is a party because such person is or was an employee of the Corporation or is or was serving at the request of the Corporation in one of the capacities referred to above and the Corporation is obligated to provide, and is providing, indemnification to one or more officers or directors of the Corporation pursuant to Section 6.01 (a) above.

(c)	In connection with indemnification of officers, directors and other persons pursuant to Sections 6.01(a) and 6.01(b) of these bylaws, the Corporation shall advance expenses to such persons as and to the extent permitted by law, including, without limitation, the Alabama Business Corporation Act.

(d)	The Corporation may indemnify, and may advance expenses to, an employee or agent of the Corporation who is not an officer or director of the Corporation and any other person not described in, or not provided indemnification pursuant to the provisions of, Sections 6.01(a), 6.01(b) or 6.01(c) who is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent or another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise to the same extent as provided in Section 6.01(a) of these bylaws with respect to officers and directors of the Corporation. Notwithstanding the foregoing, nothing contained in this Section 6.01(d) shall, or shall be deemed to, constitute or create an entitlement on the part of any employee or agent of the Corporation to be indemnified or to have expenses advanced to or for such employee’s or agent’s benefit.

(e)	The indemnification and advancement of expenses pursuant to this Article VI shall be in addition to, and not exclusive of, any other right that the person seeking indemnification may have under these bylaws, the articles of incorporation of the Corporation, any separate contract or agreement or applicable law.
6.02	Insurance.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, partner, trustee, employee or agent of the Corporation, or any person who is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under applicable law.

6.03	Survival of Right

Any right to indemnification of advancement of expenses provided by or granted pursuant to this Article VI shall continue as to a person who has ceased to be a director, officer, employee or agent or to serve as a director, officer, partner, trustee, employee or agent of such other foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and shall inure to the benefit of the heirs, executors, administrators and personal representatives of such a person. Any repeal or modification of this Article VI which serves to restrict or lessen the rights to indemnification or advancement of expenses provided by this Article VI shall be prospective only and shall not lessen the right to indemnification or advancement of expenses existing at the time of such repeal or modification with respect to liabilities arising out of claimed acts or omissions occurring prior to such repeal or modification.

(c) In addition to the foregoing provisions of the restated certificate of incorporation and bylaws of the registrant, directors and officers may be indemnified by the registrant pursuant to the provisions of Sections 10-2B-8.50 et seq. of the Code of Alabama (1975), which indemnity may be broader than that provided by the registrant’s restated certificate of incorporation and bylaws.

Item 16. Exhibits

Exhibit No.	Description
*1(a)	Form of Selling Agency Agreement.
*1(b)	Form of Common Stock Underwriting Agreement.
1(c)	Form of Sales Agent Agreement with Cantor Fitzgerald & Co.
*4(a)

Restated Certificate of Incorporation of the Registrant, (composite, as amended through February 2, 1998) which was filed as Exhibit 3(a) to the Registrant’s Annual Report on Form 10-K for the year ended September 30, 1998 (File No. 1-7810).

*4(b)

Articles of Amendment to Restated Certificate of Incorporation of the Registrant, designating Series 1998 Junior Participating Preferred Stock (July 27, 1998) which was filed as Exhibit 4(b) to the Registrant’s Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (Registration No. 333-00395).

*4(c)	Bylaws of the Registrant (as amended through October 30, 2002) which was filed as Exhibit 4(c) to the Registrant’s Registration Statement on Form S-8 (Registration No. 33-46641).
*4(d)

Rights Agreement, dated as of July 27, 1998, between Energen Corporation and First Chicago Trust Company of New York, Rights Agent, which was filed as Exhibit 1 to the Registrant’s Registration Statement on Form 8-A, dated July 10, 1998 (File No. 1-7810).

*4(e)

Indenture, dated as of January 1, 1992, between the Registrant and Boatmen’s Trust Company, Trustee, which was filed as Exhibit 4 to the Registrant’s Registration Statement on Form S-3 (Registration No. 33-44936).

*4(f)

Indenture, dated as of March 1, 1993, between the Registrant and Boatman’s Trust Company, Trustee, which was filed as Exhibit 4 to the Registrant’s Registration Statement on Form S-3 (Registration No. 33-25435).

*4(g)

Indenture dated as of November 1, 1993, between Alabama Gas Corporation and NationsBank of Georgia, National Association, Trustee, which was filed as Exhibit 4(k) to Alabama Gas’s Registration Statement on Form S-3 (Registration No. 33-70466).

*4(h)	Indenture between Energen Corporation and The Bank of New York, as Trustee, dated as of September 1, 1996, with respect to the Debt Securities.
*5	Opinion of Bradley Arant Rose & White LLP.
12	Computation of Ratios of Earnings to Fixed Charges.
*23(a)	Consent of Bradley Arant Rose & White LLP (contained in their opinion filed as Exhibit 5 to this Registration Statement).
23(b)	Consent of PricewaterhouseCoopers LLP.
24	Power of attorney authorizing execution of registration statement on Form S-3 on behalf of certain directors of the Registrant.
*25	Statement of Eligibility and Qualification of the Trustee under the Trust Indenture Act of 1939 on Form T-1.

* Incorporated by reference.

Item. 17. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (A)(1)(i) and(A)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on the 24th day of April, 2003.

ENERGEN CORPORATION

By:	*
Wm. Michael Warren, Jr. Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Wm. Michael Warren, Jr.	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	April 24, 2003

/s/ GEOFFREY C. KETCHAM Geoffrey C. Ketcham	Executive Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer)	April 24, 2003

* Grace B. Carr	Vice President and Controller (Principal Accounting Officer)	April 24, 2003

* J. Mason Davis, Jr.	Director	April 24, 2003

* Stephen D. Ban	Director	April 24, 2003

* Julian W. Banton	Director	April 24, 2003

* James S. M. French	Director	April 24, 2003

* Gary C. Youngblood	Director	April 24, 2003

* Judy M. Merritt	Director	April 24, 2003

* T. Michael Goodrich	Director	April 24, 2003

* Wallace L. Luthy	Director	April 24, 2003

* Stephen A. Snider	Director	April 24, 2003

*By	/s/ GEOFFREY C. KETCHAM
Geoffrey C. Ketcham, Attorney-in-fact

REGISTRATION STATEMENT ON FORM S-3 OF ENERGEN CORPORATION

INDEX OF EXHIBITS

Exhibit Number	Description

*1(a)	Form of Selling Agency Agreement.

*1(b)	Form of Common Stock Underwriting Agreement.

1(c)	Form of Sales Agent Agreement with Cantor Fitzgerald & Co.

*4(a)

Restated Certificate of Incorporation of the Registrant, (composite, as amended through February 2, 1998) which was filed as Exhibit 3(a) to the Registrant’s Annual Report on Form 10-K for the year ended September 30, 1998 (File No. 1-7810).

*4(b)

Articles of Amendment to Restated Certificate of Incorporation of the Registrant, designating Series 1998 Junior Participating Preferred Stock (July 27, 1998) which was filed as Exhibit 4(b) to the Registrant’s Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (Registration No. 333-00395).

*4(c)	Bylaws of the Registrant (as amended through October 30, 2002) which was filed as Exhibit 4(c) to the Registrant’s Registration Statement on Form S-8 (Registration No. 33-46641).

*4(d)

Rights Agreement, dated as of July 27, 1998, between Energen Corporation and First Chicago Trust Company of New York, Rights Agent, which was filed as Exhibit 1 to the Registrant’s Registration Statement on Form 8-A, dated July 10, 1998 (File No. 1-7810).

*4(e)

Indenture, dated as of January 1, 1992, between the Registrant and Boatmen’s Trust Company, Trustee, which was filed as Exhibit 4 to the Registrant’s Registration Statement on Form S-3 (Registration No. 33-44936).

*4(f)

Indenture, dated as of March 1, 1993, between the Registrant and Boatman’s Trust Company, Trustee, which was filed as Exhibit 4 to the Registrant’s Registration Statement on Form S-3 (Registration No. 33-25435).

*4(g)

Indenture dated as of November 1, 1993, between Alabama Gas Corporation and NationsBank of Georgia, National Association, Trustee, which was filed as Exhibit 4(k) to Alabama Gas’s Registration Statement on Form S-3 (Registration No. 33-70466).

*4(h)	Indenture between Energen Corporation and The Bank of New York, as Trustee, dated as of September 1, 1996, with respect to the Debt Securities.

*5	Opinion of Bradley Arant Rose & White LLP.

12	Computation of Ratios of Earnings to Fixed Charges.

*23(a)	Consent of Bradley Arant Rose & White LLP (contained in their opinion filed as Exhibit 5 to this Registration Statement).

23(b)	Consent of PricewaterhouseCoopers LLP.

24	Power of attorney authorizing execution of registration statement on Form S-3 on behalf of certain directors of the Registrant.

*25	Statement of Eligibility and Qualification of the Trustee under the Trust Indenture Act of 1939 on Form T-1.

* Incorporated by reference.